Exhibit 10.3

ENVIRONMENTAL AGREEMENT

This Environmental Agreement is made this 16th day of December, 2005, by and between ALTRIA CORPORATE SERVICES, INC. (f/k/a PHILIP MORRIS MANAGEMENT CORP.), a New York corporation (“Altria”) and KRAFT FOODS GLOBAL, INC.(“Kraft”), a Delaware corporation.

W I T N E S S E T H

WHEREAS, Altria and Milwaukee County, Wisconsin, are parties to that certain Lease Agreement, dated July 14, 1980, Airport Agreement No. HP-695, as amended by Amendment No. 1 to Airport Lease Agreement No. HP-695 as of December 31, 1995 and Amendment No. 2 to Airport Lease Agreement No. HP-695 as of December 16, 2005 (the “Original Lease”) with respect to certain property (the “Property”) located at General Mitchell International Airport (“Airport”); and

WHEREAS, Altria and Kraft are parties to the certain Purchase and Sale Agreement (“PSA”) dated December 15, 2005, by which Altria agreed to sell and transfer to Kraft, and Kraft agreed to purchase and accept from Altria, all of Altria’s rights, title and interests in the Original Lease and certain other property described in the PSA on the terms and conditions set forth therein; and

WHEREAS, Altria, Kraft, and Milwaukee County, Wisconsin, are parties to that certain Assignment of Lease dated December 16, 2005, (“Date of Assignment”) by which Altria assigned and transferred all right, title, and interest of Altria in and to the Original Lease to Kraft and by which Kraft accepted such assignment and agreed to perform, observe, and accept all such obligations, covenants and conditions contained in the Original Lease on the part of Altria from and after the Date of Assignment; and

WHEREAS, Altria and Kraft are parties to that certain Management Agreement dated December 16, 2005 (the “Management Agreement”) by which Altria has agreed to maintain and operate the Property for the purposes for which it is intended on the terms and conditions set forth therein; and

WHEREAS, Altria and Kraft seek to define and allocate responsibility for certain environmental matters pertaining to the Property as set forth in this Agreement even though other representations, warranties, rights and obligations contained in the PSA will not survive after the effective date of the PSA or will expire within a fixed period of time thereafter; and

WHEREAS, Altria and Tennessee Gas Pipeline Company, a Delaware corporation (successor by name change to Tenneco Inc.) (“Tenneco”), which occupied the Property before Altria, are parties to that certain Agreement, dated December 29, 1995, as amended by Letter Agreement No. 1 as of December 29, 1995 and Letter Agreement No. 2 Airport Lease Agreement as of December 31, 1995 (collectively the “Tenneco Agreement”); and

WHEREAS, Altria and Kraft seek to define and set forth the assignment of certain rights and obligations under the Tenneco Agreement from Altria to Kraft.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants, representations and warranties herein set forth, the parties hereto hereby covenant and agree as follows:

1.                                       Environmental Responsibility.

A.                                   Altria shall be responsible for all conditions, releases or discharges on the Property involving any hazardous or toxic substances, materials, or wastes including, without limitation, petroleum, as these terms are used or defined in applicable local, state or federal environmental laws and regulations (collectively “hazardous or toxic materials”) (1) first occurring from September 1, 1993, to December 16, 2005, (2) relating to or originating from conditions that first existed from September 1, 1993, to December 16, 2005, or (3) relating to such further cleanup of UST #5 as may be required, if at all, under the Original Lease or the Assignment of Lease dated December 16, 2005.  Except as provided for in Paragraph 1.B. below, Kraft shall be responsible for other conditions, releases or discharges involving any hazardous or toxic materials on the Property as may first occur on and after December 16, 2005.

B.                                     Altria shall also be responsible for all conditions, releases or discharges on the Property involving any hazardous or toxic materials caused by the willful misconduct of Altria and its employees during the term of the Management Agreement, except to the extent such acts are directed by Kraft, its employees, or contractors.

C.                                     Kraft will maintain in full force and effect, at its own expense, any financial instruments necessary to comply with the requirements of subpart H of 40 CFR part 280 and the corresponding applicable state regulations including, without limitation, Wisconsin Admin Code ch. Comm 10, subchapter VIII, regarding Kraft’s financial responsibility for taking corrective action and for compensating third parties for bodily injury and property damage caused by accidental releases from the operation of petroleum underground storage tanks.

2.                                       Indemnification as to Environmental Matters.

A.                                   Altria shall indemnify and hold harmless Kraft from and against any and all claims, demands, damages, losses, costs and expenses, including without limitation, court costs and reasonable attorney’s fees, arising from (1) any violations by Altria of laws, orders, rules, regulations, requirements, guidelines or demands of any local, state or federal governmental agency or other authority based upon applicable environmental laws relating to the Property and occurring on or before the date hereof, and (2) all conditions, releases or discharges involving any hazardous or toxic materials on the Property (a) first occurring from September 1, 1993, to December 16, 2005, relating to or originating from conditions that first existed from September 1, 1993, to December 16, 2005, or relating to such further cleanup of UST #5 as may be required, if at all, under the Original Lease or the Assignment of Lease dated December 16, 2005, or (b) caused by the willful misconduct of Altria, its employees and contractors, during the term of the Management Agreement, except to the extent such acts are directed by Kraft, its employees, or contractors.

B.                                     Kraft shall indemnify and hold harmless Altria from and against any and all claims, demands, damages, losses, costs and expenses, including without limitation, court costs and reasonable attorney’s fees, arising from (1) any violations by Kraft of laws, orders, rules, regulations, requirements, guidelines or demands of any local, state of federal governmental agency or other authority based upon applicable environmental laws relating to the Property and occurring on or after the date hereof, and (2) all conditions, releases or discharges involving any hazardous or toxic materials on the Property first occurring on or after December 16, 2005, except to the extent caused by the willful misconduct of Altria and its employees during the term of the Management Agreement (unless such acts are directed by Kraft, its employees, or contractors).

3.                                       Defense of Action.  In the case of any action or proceeding brought against Altria or Kraft, as the case may be, by reason of any such claim indemnified against pursuant to this Agreement, upon notice, the other party shall defend the action or proceeding by counsel reasonably acceptable to the other.  This requirement is conditioned upon receipt by the indemnifying party of timely written notice of, and the opportunity to defend, any such claims and upon the cooperation of the party against whom the claim is made in the defense of such claim.  Timely written notice for purposes of this Paragraph means written notice within fourteen (14) days of receipt of any written claim, demand, legal process or paper relating to such claim provided, however, that, in an action to enforce the indemnity, late notice will not be a defense absent a showing of prejudice to the indemnitor.

4.                                       Assignment of Rights Against Tenneco.

A.                                   Altria hereby assigns and transfers to Kraft all the rights and interests of Altria in and to the Tenneco Agreement.

B.                                     Kraft hereby accepts said assignment and agrees to perform, observe, and accept all the obligations, covenants and conditions on Altria contained therein to be performed and observed from and after the date hereon.

5.                                       Responsibility for Site Work.

A.                                   Stormwater Discharge.  Altria shall take such action as may be required to obtain a general WPDES permit for the lawful discharge of water from the sump pump associated with the fuel farm along East College Avenue to the storm sewer.  This obligation shall terminate upon receipt of the applicable permit.

B.                                     UST #5.  Altria shall take such action as may be required to achieve closure of the WDNR file on UST #5, including but not limited to assuring that (1) necessary well abandonment forms are filed with WDNR and (2) an adequate deed restriction is recorded (with proof of recording filed with WDNR).  This obligation shall terminate upon confirmation that WDNR has closed its file on this matter.

6.                                       Entire Agreement; Headings; Counterparts.  This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations and understandings, whether written or oral, of the parties hereto with respect to the subject matter hereof, including, but not limited to, any language in or interpretation of the PSA contrary to the terms of this Agreement.  The headings in this Agreement are for the purposes of reference only and shall not limit or otherwise affect the meaning hereof.  This Agreement may be executed and delivered by the parties hereto in one or more counterparts, each of which shall be an original but all of which together shall constitute one instrument.

7.                                       Binding Affect.  This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and assigns.

8.                                       Applicable Law.  This agreement shall be governed and construed in accordance with the laws of the State of Wisconsin.

9.                                       Facsimile Signatures.  Altria and Kraft agree that signatures on documents delivered by facsimile transmission shall be binding on all parties, and respectively agree to provide an originally signed copy of any document delivered by facsimile within five (5) days after such delivery.

10.                                 Counterparts.  This agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Environmental Agreement to be executed as of the date first above written.

ALTRIA CORPORATE SERVICES, INC. f/k/a PHILIP MORRIS MANAGEMENT CORP.

By:	/s/ George Saling

KRAFT FOODS GLOBAL, INC.

By:	/s/ Bruce Windedahl